DRAFT

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors of

Calvert Impact Fund, Inc.

Calvert Social Investment Fund:

We consent to the use of our report dated November 24, 2010, with respect to the financial statements of the Calvert Large Cap Growth Fund, a series of Calvert Impact Fund, Inc. and the Calvert Equity Portfolio, a series of Calvert Social Investment Fund, as of September 30, 2010, incorporated herein by reference and to the references to our firm under the heading “Financial Statements and Experts” in the Registration Statement on Form N-14.

[KPMG LLP]

Philadelphia, Pennsylvania

May __, 2011